Exhibit 5.1
March 22, 2007
Board of Directors
Luminent Mortgage Capital, Inc.
101 California Street, Suite 1350
San Francisco, California 94111
Re:	Luminent Mortgage Capital, Inc. (the “Company”) Registration Statement on Form S-8 1,000,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale by the Company of up to 1,000,000 shares (the “Shares”) of common stock, $.001 par value, of the Company, of which 850,000 Shares are issuable under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan, as amended, and 150,000 Shares are issuable under the Luminent Mortgage Capital, Inc. 2003 Outside Advisors Stock Incentive Plan, as amended (the “Plans”).
     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s charter and by-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the respective Plan under which the Share is issued, will be legally issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We hereby consent to the use of our name under Item 5 “Interests of Named Experts and Counsel” of the Registration Statement.
Sincerely,
/s/ Duane Morris LLP